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Exhibit 10(i)

[Letterhead of Tenet Healthcare Corporation]

Personal & Confidential

January 30, 2004

Mr. Reynold Jennings
972 Acworth Due West Road
Kennesaw, GA 30152

Dear Reynold:

I am pleased to confirm the details of our offer to you to become Tenet's Chief Operating Officer (COO) with a start date on February 9, 2004. You will report to me, Chief Executive Officer. This letter will also serve to memorialize our understanding regarding your office location and the impact it has on any outstanding agreements between you and the company, specifically the TESPP.

If you accept the offer to become Tenet's Chief Operating Officer, the COO's principal office will be in Dallas, TX. You will maintain an office in one of our Atlanta offices for convenience and occasional use, but it is your intention to spend roughly 40% to 60% of your time in Dallas, with the balance being spent in various regions and hospitals. Obviously this is only an estimate, and will vary depending on the circumstances and necessities of the position. You will not be required to move your residence to Dallas, as it is our intention that your objective will be to groom a successor within the next three years who could, at that time or within one to two years thereafter, become the company's COO.

It is my understanding that you agree that because this move does not require you to move your family to Dallas, it will not trigger the relocation "order to move" provision of the TESPP. Other than this one exception, you remain within the terms of the TESPP agreement agreed to between you and Tenet in March 2003.

Finally, in order to make the arrangement tax efficient for you and the company, we may continue to designate Atlanta as your primary office and Dallas as a secondary office.

The following page sets forth the detailed terms being offered to you should you accept the position of Tenet's Chief Operating Officer.

1.
Compensation and Benefits:

a.
Base Compensation: Your base salary will be $700,000 per year, payable bi-weekly. Your next salary review will be concurrent with the company's performance review process for year end 2004.

b.
Annual Incentive Plan: Your target award percentage in Tenet's Annual Incentive Plan (AlP) will be 90% of salary.

c.
Car Allowance: You will receive an annual automobile allowance that is consistent with this senior management position.

d.
ExecuPlan Medical: You will continue to participate in Tenet's ExecuPlan, which provides reimbursement for out-of-pocket health and dental expenses at a level consistent with this senior management position.

e.
Equity Compensation: You are being recommended for an equity grant of 275,000 non-qualified options in March 2004 which would be granted at fair market value and made effective upon the Compensation Committee's approval. These option shares may be converted to a mixture of options and restricted stock at the same ratios as for other senior executives.

f.
Benefits: You will continue to be enrolled in the TenetSelect benefit program which provides health, life, dental, vision and disability insurance coverage.

g.
TESPP: You acknowledge that the designation of this position's principal office location in Dallas, TX, does not allow you to trigger the relocation "order to move" provision in the TESPP. Tenet acknowledges that you will remain in the TESPP agreed to in March 2003.

h.
SERP: You will continue to be part of the supplemental executive retirement plan (SERP) which provides enhanced retirement, disability and life insurance benefits.

2.
Employment Status: As a condition of employment, you agree to abide by all of Tenet's Human Resources policies including Tenet's Fair Treatment process which includes final and binding Arbitration as a resolution of any grievance that results from your employment or termination of employment with Tenet Healthcare Corporation.

Finally, your employment with the company will be on an at-will basis which means that either you or the company may terminate the employment relationship with or without notice or with or without cause at any time. The term "cause" as used above is defined in your existing TESPP agreement, taking into consideration paragraph lg above.

This letter contains the entire agreement between you and Tenet regarding the terms and conditions of your new position of Tenet's Chief Operating Officer.

Reynold, assuming these terms are agreeable, please sign this letter indicating your acceptance and return to me.

This is a terrific opportunity for you and for our Company. I am enthusiastic about you accepting this position. Please call me if you have any questions.

Sincerely,	ACCEPTED AND AGREED TO:
/s/ TREVOR FETTER Trevor Fetter Chief Executive Officer	/s/ REYNOLD JENNINGS 1/31/04 Reynold Jennings Date

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  Exhibit 10(i)